Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Announces Third Quarter Results
Closes on Acquisition of Reserves in Rocky Mountain Region
Increases 2010 Projected Annual Tertiary Growth Rate to 18%
News Release
Released at 7:30 AM CDT
     DALLAS — November 4, 2010 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its third quarter 2010 financial and operating results.
     Third quarter 2010 net income was $29.1 million, or $0.07 per basic common share, as compared to net income of $26.9 million, or $0.11 per basic common share in the third quarter of 2009. Third quarter 2010 results included the following unusual or non-cash items:
•	non-cash losses on the change in fair value of derivatives of $41.9 million before taxes;

•	merger and other related expenses associated with the acquisition of Encore Acquisition Company (“Encore”) of $11.5 million before taxes; and

•	a non-cash reduction of depletion, depreciation, and amortization representing the cumulative effect of the Company’s revised accounting policy for CO2 properties of $9.6 million before taxes.
     Net income adjusted to exclude these three items would have been approximately $52.7 million, or $0.13 per basic common share in the third quarter of 2010, as compared to adjusted net income of $40.7 million, or $0.16 per basic common share in the prior year third quarter, after adjustments in the 2009 period for non-cash fair value commodity derivative losses (see the accompanying schedules for a reconciliation of “net income” as defined by generally accepted accounting principles (GAAP) to the non-GAAP measure “adjusted net income”).
     Adjusted cash flow (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the third quarter of 2010 was $219.9 million, as compared to adjusted cash flow of $137.0 million in the third quarter of 2009, with the increase due primarily to higher oil and natural gas production and higher oil and natural gas commodity prices during the third quarter of 2010. Cash flow provided by operations, the GAAP measure, totaled $196.1 million during the third quarter of 2010, as compared to $145.6 million during the third quarter of 2009. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter (see the accompanying schedules for a reconciliation of the GAAP measure “net cash flow provided by operations,” to “adjusted cash flow from operations,” which is the non-GAAP measure discussed above).

Production
     During the third quarter of 2010, the Company’s oil and natural gas production averaged 77,730 barrels of oil equivalent per day (“BOE/d”) compared to 42,659 BOE/d during the third quarter of 2009. This 35,071 BOE/d of additional production is attributable to (1) properties acquired in the Encore Merger, which contributed average production of 33,605 BOE/d during the quarter, (2) tertiary production increasing 5,184 barrels per day (“Bbls/d”) between the two quarters, and (3) the December 2009 acquisition of Conroe Field which contributed average production of 2,745 BOE/d. Offsetting these production increases was a decrease of 4,948 BOE/d due to the December 2009 sale of the Company’s remaining Barnett Shale properties. Excluding the production attributable to the Haynesville and East Texas assets which are scheduled to be sold in the fourth quarter 2010, the Company’s adjusted third quarter 2010 production would have been 72,013 BOE/d, an increase of 91% over adjusted third quarter 2009 production (adjusted to exclude the Barnett Shale properties). The Company’s Bakken production for the third quarter of 2010 averaged 4,671 BOE/d, a 3% increase over second quarter of 2010 Bakken production levels.
     Production from the Company’s tertiary operations averaged 29,531 Bbls/d in the third quarter of 2010, a 21% increase over the 24,347 Bbls/d average in the third quarter of 2009 and a 4% sequential increase over average tertiary production in the second quarter of 2010. During the quarter, the Company had strong production increases compared to the prior quarter at both Heidelberg (averaging 2,806 Bbls/d, a 51% increase) and at Tinsley (averaging 6,024 Bbls/d, a 15% increase). Tinsley is the Company’s top producing tertiary field. As a result of continued positive production results, the Company is increasing the guidance for its anticipated average tertiary oil production for 2010 from 28,000 Bbls/d to 28,750 Bbls/d, a revised projected annual growth rate of 18% from 2009 levels. The Company will present its 2011 production guidance at its forthcoming mid-November analyst meeting (see below).
Review of Third Quarter 2010 Financial Results
     The Company’s third quarter oil and natural gas revenues, excluding any impact of derivative contracts, increased 108% as compared to revenues in the prior year quarter, as the higher production levels discussed above increased revenues by 82%, while higher commodity prices increased revenues by 26%. Oil and natural gas revenues per barrel of oil equivalent (“BOE”) excluding the impact of any derivative contracts, was 14% higher in the third quarter of 2010 than in the third quarter of 2009 ($64.44 per BOE as compared to $56.39 per BOE) and was 8% higher when including derivative settlements in the comparative third quarters ($65.84 per BOE as compared to $61.11 per BOE).
     The Company received $10.0 million on its derivative contract settlements in the third quarter of 2010, as compared to cash receipts of $18.5 million during the third quarter of 2009. During the first quarter of 2010, the Company paid $59.8 million in derivative settlements, and during the second quarter of 2010 had cash receipts of $2.8 million on its settled derivative contracts.
     The Company recorded a $41.9 million non-cash fair value charge to earnings in the third quarter of 2010 on its commodity and interest rate swap derivative contracts as compared to a $22.3 million charge in the third quarter of 2009.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) in the third quarter of 2010 were $3.86 per barrel of oil below NYMEX, a slightly greater differential than in the third quarter of 2009 due primarily to the addition of the Encore acquired properties which typically have a higher oil price differential than Denbury’s legacy properties. The Company’s oil price differential in the third quarter of 2009 was $3.47 per Bbl below NYMEX, which included a significant amount of Barnett Shale natural gas liquids production that received prices significantly below NYMEX oil prices.

     Lease operating expenses increased 58% on an absolute basis between the two third quarters, but decreased 13% on a per BOE basis. The increase on an absolute basis is primarily due to the March 2010 Encore acquisition and further expansion of the Company’s tertiary operations, partially offset by the December 2009 sale of the remaining Barnett Shale properties. When comparing the third quarters of 2010 and 2009, the Company’s largest increases in lease operating expenses (excluding the increases associated with the Encore acquisition) were related to CO2 expense and power and utilities as a result of the expansion of tertiary operations. The overall decrease on a per BOE basis was primarily due to those properties which were part of the Encore acquisition generally having a lower operating cost per BOE than Denbury’s legacy properties. Denbury’s tertiary operating expense averaged $22.54 per Bbl in the third quarter of 2010, as compared to $23.14 per Bbl in the prior year third quarter, and as compared to $21.37 per Bbl in the second quarter of 2010. Production taxes and marketing expenses increased during the third quarter of 2010 as compared to third quarter of 2009 levels, primarily as a result of higher oil prices and production and the Encore properties which generally have higher production taxes.
     Beginning this quarter, the Company expensed costs associated with the discovery of CO2. These costs primarily consist of geological and geophysical expenditures in areas where the Company has not identified proved or probable CO2 reserves. This expense was $1.2 million in the third quarter of 2010 and is recorded in “CO2 discovery and operating expenses” in the Company’s Consolidated Statement of Operations. Prior to this quarter the Company capitalized such costs. The effect of these costs has been immaterial to the Company’s prior financial statements and is expected to remain so (see further discussion below regarding the impact of the Company’s accounting revision for its CO2 properties in the discussion of depletion, depreciation, and amortization).
     General and administrative (“G&A”) expenses totaled $37.1 million in the third quarter of 2010, compared to $24.0 million in the prior year quarter. On a BOE basis, G&A expense was $5.19 per BOE in the third quarter of 2010, compared to $6.12 in the prior year quarter. During the quarter the Company incurred $11.5 million of transaction and other expenses associated with the Encore acquisition, primarily associated with employee severance. These merger-related fees are included in the Company’s income statement under the caption “Transaction and other costs related to the Encore merger.”
     During the third quarter of 2010, the Company capitalized approximately $10.9 million of interest expense as compared to $20.9 million capitalized during the third quarter of 2009. The decrease between the two quarters is associated with the first phase of the Green Pipeline project which was placed into service at the end of the second quarter of 2010, at which time interest capitalization on that portion of this capital project ceased. Interest expense, net of the amount capitalized, increased significantly between the respective third quarters, due to the higher debt levels in the current year quarter as a result of the Encore merger.
     Depletion, depreciation and amortization (“DD&A”) expense for the third quarter of 2010 was $15.61 per BOE as compared to $13.64 per BOE in the prior year quarter. During the third quarter of 2010, the Company revised its method of accounting for costs associated with the discovery of CO2 and recorded a non-cash reduction of $9.6 million to DD&A ($1.34 per BOE for the third quarter or $0.49 per BOE for the nine month 2010 period), which reflects the cumulative impact of the revised accounting policy on our historical financial statements. Excluding this adjustment, our DD&A rate for the third quarter of 2010 would have been $16.95 per BOE, with the incremental DD&A per BOE due primarily to the sale of Barnett Shale properties in 2009, the acquisition of Conroe Field in the fourth quarter of 2009 and the merger with Encore in March 2010.

Completion of Riley Ridge Acquisition
     In mid-October the Company completed the previously announced acquisition of a 42.5% working interest in the 9,700 plus acre Riley Ridge Federal unit and additional rights to CO2 under an additional 28,000 acres adjoining the Riley Ridge Unit. The Company estimates that the Riley Ridge Federal Unit contains proved reserves of 185 Bcf of natural gas, 6.6 Bcf of helium and approximately one Tcf of CO2 The acquisition price of $115 million, before purchase price adjustments, was funded with the Company’s bank credit facility. First production of natural gas and helium from Riley Ridge is not expected to occur until late 2011. The full well stream is expected to consist of 65% CO2, 19% natural gas, 10% H2S and 0.6% helium and other gases. The Company continues to evaluate potential sources of CO2 in the Rocky Mountain Region and therefore no determination has been made as to when facilities might be constructed to separate the CO2 from the gas stream.
Outlook
     Phil Rykhoek, Chief Executive Officer, said, “Our tertiary production continues to perform above our expectations as evidenced by the increase in our tertiary production guidance for a third time this year, increasing to a revised 2010 average of 28,750 Bbls/d, which is a projected 18% growth rate over 2009 average tertiary production levels. The completion of our Green Pipeline to Hasting Field remains on track for completion late this year and our production of CO2 at Jackson Dome recently exceeded 1 Bcf/d. We have added one Tcf of additional proved CO2 reserves this year at Jackson Dome, providing us with almost all the proved CO2 reserves we need for our existing Gulf Coast program. We also recently closed on our Riley Ridge acquisition in Wyoming, giving us a low-cost option on significant potential CO2 resources for our tertiary program in the Rockies. Construction of our first CO2 pipeline in that area is still scheduled to start next August, with plans to initiate CO2 flooding at Bell Creek in late 2012. We have nearly completed all of our planned asset sales following the Encore acquisition, with our most recent sale, of the Haynesville and East Texas assets, scheduled to close in early December. We are continuing to market our interest in ENP and are still hopeful that we will be able to sell that interest prior to year-end. Although we experienced some delays in well completions on several wells in the Bakken this quarter, we remain very enthusiastic about this great asset and look for several new wells to come on line in the fourth quarter.”
     “At the upcoming analyst meeting we plan to share more about our 2011 plans as we move into a post-transition year. This has been a successful transforming year for Denbury and we look forward to continued positive results in our future.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, November 4, 2010, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our website: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days and will also be available for playback for one month after the call by dialing 800-475-6701 or 320-365-3844 and entering access code 175172.

Analyst Conference
     Denbury will be hosting a conference and CO2 facility tour for analysts and asset managers November 17 through November 19, 2010. The conference will be held in New Orleans followed by a tour of the Company’s Lockhart Facility. Several of the Company’s senior management will be presenting specific operational and financial updates. The Company presentation on November 18th will be webcast live on Denbury’s website, www.denbury.com, from 2:00 p.m. CDT to approximately 5:00 p.m. CDT, and will be archived and available on the same website for approximately 30 days following the conference. The slide presentation that will be used at the conference will be available on Denbury’s website the evening of November 17th, and will include updated operational and comparative financial data and an in-depth review of the Company’s significant properties. To date, approximately 30 analysts and selected asset managers have signed up for the conference. Registration is ongoing. For additional information, please contact Laurie Burkes, Investor Relations Manager, at 972-673-2166 or laurie.burkes@denbury.com.
Financial and Statistical Data Tables
     Following are unaudited financial highlights for the three and nine months periods ended September 30, 2010 and 2009. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

THREE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)

	Three Months Ended
	September 30,			Percentage
	2010	2009		Change
Revenues:
Oil sales	426,896	208,128	+	>100%
Natural gas sales	33,889	13,193	+	>100%
CO2 sales and transportation fees	4,653	3,659	+	27%
Interest income and other	1,265	2,269	–	44%

Total revenues	466,703	227,249	+	>100%

Expenses:
Lease operating expenses	131,768	83,300	+	58%
Production taxes and marketing expense	35,542	10,461	+	>100%
CO2 discovery and operating expenses	2,488	1,047	+	>100%
General and administrative	37,115	24,038	+	54%
Interest, net	53,331	9,859	+	>100%
Depletion, depreciation, and amortization	111,602	53,525	+	>100%
Derivatives expense	31,854	3,757	+	>100%
Transaction and other costs related to the Encore merger	11,470	—		N/A

Total expenses	415,170	185,987	+	>100%

Income before income taxes	51,533	41,262	+	25%

Income tax provision (benefit)
Current income taxes	3,704	(6,160)	–	>100%
Deferred income taxes	16,595	20,537	–	19%

Consolidated net income	31,234	26,885	+	16%
Less: net income attributable to noncontrolling interest	(2,130)	—		N/A

NET INCOME ATTRIBUTABLE TO DENBURY STOCKHOLDERS	29,104	26,885	+	8%

Net income per common share:
Basic	0.07	0.11	–	36%
Diluted	0.07	0.11	–	36%

Weighted average common shares:
Basic	395,913	246,795	+	60%
Diluted	401,093	252,189	+	59%

Production (daily — net of royalties):
Oil (barrels)	64,233	34,926	+	84%
Gas (mcf)	80,983	46,399	+	75%
BOE (6:1)	77,730	42,659	+	82%

Unit sales price (including derivative settlements):
Oil (per barrel)	71.63	70.54	+	2%
Gas (per mcf)	6.38	3.09	+	>100%
BOE (6:1)	65.84	61.11	+	8%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	72.24	64.77	+	12%
Gas (per mcf)	4.55	3.09	+	47%
BOE (6:1)	64.44	56.39	+	14%

	Three Months Ended
	September 30,			Percentage
	2010	2009		Change
Derivative contracts
Cash receipt on settlements	10,036	18,527	–	46%
Non-cash fair value adjustment expense	(41,890)	(22,284)	+	88%

Total expense from contracts	(31,854)	(3,757)	+	>100%

Non-GAAP financial measure (1)
Net income attributable to Denbury stockholders (GAAP measure)	29,104	26,885	+	8%
Cumulative effect of CO2 accounting policy revision (net of taxes)	(5,964)	—		N/A
Non-cash fair value adjustments on derivative contracts (net of taxes)	25,972	13,816	+	88%
Transaction and other costs — Encore merger (net of taxes)	7,111	—		N/A
Adjustments attributable to noncontrolling interest	(3,566)	—		N/A

Adjusted net income excluding certain items (non-GAAP measure)	52,657	40,701	+	29%

Non-GAAP financial measure (1)
Consolidated net income (GAAP measure)	31,234	26,885	+	16%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation and amortization	111,602	53,525	+	>100%
Deferred income taxes	16,595	20,537	–	19%
Non-cash fair value derivative adjustments	41,890	22,284	+	88%
Other	18,582	13,779	+	35%

Adjusted cash flow from operations (non-GAAP measure)	219,903	137,010	+	61%
Net change in assets and liabilities relating to operations	(23,825)	8,635	–	>100%

Cash flow from operations (GAAP measure)	196,078	145,645	+	35%

Oil & natural gas capital investments (excluding Encore Merger)	183,036	75,097	+	>100%
CO2 capital investments	84,034	144,130	–	42%
Proceeds from sales of properties	28,642	63,363	–	55%

BOE data (6:1)
Oil and natural gas revenues	64.44	56.39	+	14%
Gain on settlements of derivative contracts	1.40	4.72	–	70%
Lease operating expenses	(18.43)	(21.22)	–	13%
Production taxes and marketing expense	(4.97)	(2.67)	+	86%

Production netback	42.44	37.22	+	14%
Non-tertiary CO2 operating margin	0.30	0.67	–	55%
General and administrative	(5.19)	(6.12)	–	15%
Transaction and other costs related to Encore merger	(1.60)	—		N/A
Net cash interest expense and other income	(6.57)	(1.89)	+	>100%
Current income taxes and other	1.39	5.03	–	73%
Changes in assets and liabilities relating to operations	(3.33)	2.20	–	>100%

Cash flow from operations	27.44	37.11	–	26%

(1)	See “Non-GAAP Measures” at the end of this report.

NINE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Nine Months Ended
	September 30,			Percentage
	2010	2009		Change
Revenues:

Oil sales	1,176,085	529,563	+	>100%
Natural gas sales	103,614	71,379	+	45%
CO2 sales and transportation fees	13,840	9,708	+	43%
Gain on sale of interest in Genesis	101,537	—		N/A
Interest income and other	7,658	7,750	–	1%

Total revenues	1,402,734	618,400	+	>100%

Expenses:
Lease operating expenses	355,731	241,908	+	47%
Production taxes and marketing expense	92,959	30,437	+	>100%
CO2 discovery and operating expenses	5,537	3,442	+	61%
General and administrative	101,016	79,828	+	27%
Interest, net	123,230	36,960	+	>100%
Depletion, depreciation, and depreciation	322,683	177,145	+	82%
Derivatives expense (income)	(138,045)	177,061	–	>100%
Transaction and other costs related to the Encore merger	79,253	—		N/A

Total expenses	942,364	746,781	+	26%

Income (loss) before income taxes	460,370	(128,381)	–	>100%

Income tax provision (benefit)
Current income taxes	11,314	18,140	–	38%
Deferred income taxes	167,289	(67,869)	–	>100%

Consolidated net income (loss)	281,767	(78,652)	–	>100%
Less: net income attributable to noncontrolling interest	(20,408)	—		N/A

NET INCOME (LOSS) ATTRIBUTABLE TO DENBURY STOCKHOLDERS	261,359	(78,652)	–	>100%

Net income (loss) per common share:
Basic	0.72	(0.32)	–	>100%
Diluted	0.71	(0.32)	–	>100%

Weighted average common shares:
Basic	362,241	246,156	+	47%
Diluted	367,434	246,156	+	49%

Production (daily — net of royalties):
Oil (barrels)	58,234	36,819	+	58%
Gas (mcf)	81,065	75,523	+	7%
BOE (6:1)	71,745	49,406	+	45%

Unit sales price (including derivative settlements):
Oil (per barrel)	68.88	67.25	+	2%
Gas (per mcf)	6.22	3.46	+	80%
BOE (6:1)	62.94	55.40	+	14%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	73.98	52.68	+	40%
Gas (per mcf)	4.68	3.46	+	35%
BOE (6:1)	65.34	44.55	+	47%

	Nine Months Ended
	September 30,			Percentage
	2010	2009		Change

Derivative contracts
Cash receipt (payment) on settlements	(46,964)	146,365	–	>100%
Non-cash fair value adjustment income (expense)	185,009	(323,426)	–	>100%

Total income (expense) from contracts	138,045	(177,061)	–	>100%

Non-GAAP financial measure (1)
Net income (loss) attributable to Denbury stockholders (GAAP measure)	261,359	(78,652)	–	>100%
Non-cash fair value adjustments on derivative contracts (net of taxes)	(114,706)	200,524	–	>100%
Gain on sale of interest in Genesis (net of taxes)	(62,953)	—		N/A
Transaction and other costs — Encore merger (net of taxes)	51,989	—		N/A
Decrease in deferred tax expense due to rate decrease	7,072	—		N/A
Cumulative effect of CO2 accounting policy revision (net of taxes)	(5,964)	—		N/A
Interest on newly issued debt one month prior to merger (net of taxes)	4,263	—		N/A
Founder’s retirement compensation (net of taxes)	—	6,200	–	100%
Adjustments attributable to noncontrolling interest	1,842	—		N/A

Adjusted net income excluding certain items (non-GAAP measure)	142,902	128,072	+	12%

Non-GAAP financial measure (1)
Consolidated net income (loss) (GAAP measure)	281,767	(78,652)	–	>100%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation and amortization	322,683	177,145	+	82%
Deferred income taxes	167,289	(67,869)	–	>100%
Non-cash fair value derivative adjustments	(185,009)	323,426	–	>100%
Gain on sale of interests in Genesis	(101,537)	—		N/A
Other	41,580	34,324	+	21%

Adjusted cash flow from operations (non-GAAP measure)	526,773	388,374	+	36%
Net change in assets and liabilities relating to operations	53,596	18,060	+	>100%

Cash flow from operations (GAAP measure)	580,369	406,434	+	43%

Oil & natural gas capital investments (excluding Encore Merger)	524,452	487,349	+	8%
Cash paid in Encore Merger, net of cash acquired	801,488	—		N/A
CO2 capital investments	236,485	543,536	–	56%
Proceeds from sales of properties	909,986	303,450	+	>100%
Proceeds from sale of interest in Genesis	162,619	—		N/A

Cash and cash equivalents	86,345	21,689	+	>100%
Total assets	9,843,203	3,903,260	+	>100%
Total long-term debt (principal amount excluding capital leases and
pipeline financings)	2,528,419	971,350	+	>100%
Financing leases	249,898	250,744	–	0%
Total stockholders’ equity	4,863,918	1,790,659	+	>100%

BOE data (6:1)
Oil and natural gas revenues	65.34	44.55	+	47%
Gain (loss) on settlements of derivative contracts	(2.40)	10.85	–	>100%
Lease operating expenses	(18.16)	(17.94)	+	1%
Production taxes and marketing expense	(4.75)	(2.26)	+	>100%

Production netback	40.03	35.20	+	14%
Non-tertiary CO2 operating margin	0.42	0.46	–	9%
General and administrative	(5.16)	(5.92)	–	13%
Transaction and other costs related to Encore merger	(4.05)	—		N/A
Net cash interest expense and other income	(5.27)	(2.21)	+	>100%
Current income taxes and other	0.92	1.26	–	27%
Changes in assets and liabilities relating to operations	2.74	1.34	+	>100%

Cash flow from operations	29.63	30.13	–	2%

(1)	See “Non-GAAP Measures” at the end of this report.

Non-GAAP Measures
     Adjusted net income excluding certain items is a non-GAAP measure. This measure reflects net income without regard to the fair value adjustments on the Company’s derivative contracts or other certain items. The Company believes that it is important to consider this measure separately as it is a better reflection of the ongoing comparable results of the Company, without regard to changes in the market value of the Company’s derivative contracts during the period or other certain items.
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be an important way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including dates of pipeline construction commencement and completion, dates of initiation of tertiary flooding projects, expected CO2 reserve quantities, and expected reserve quantities and values relating to the Company’s proved reserves, forecasted 2010 production levels relating to the Company’s tertiary operations and overall production, estimated capital expenditures for 2010 or future years, potential reserves, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark Allen, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com